UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 7, 2021

(Date of Report - Date of earliest event reported on)

COMMUNITY BANCORP /VT
(Exact name of Registrant as Specified in its Charter)

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4811 US Route 5, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable

(Former name, former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17CFR 203.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: NONE

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
(Not Applicable)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e) On September 7, 2021, Community Bancorp (the “Company”) and its wholly-owned subsidiary, Community National Bank (the “Bank”), entered into Amended and Restated Change in Control Agreements (the “A&R CIC Agreements”) with Company President and Chief Executive Officer Kathryn M. Austin, and Company Secretary and Treasurer Louise M. Bonvechio. The A&R CIC Agreements amend and restate in their entirety the Change in Control Agreements entered into by the Company, the Bank and the two executives in 2015 (the “2015 Agreements”). Like the 2015 Agreements, the A&R Agreements provide certain severance benefits to the executive in the event that the executive’s employment is terminated without “Cause” (as defined), or by the executive with “Good Reason” (as defined), within 36 months following a Change in Control (as defined) of the Company or the Bank, or in some cases within 120 days prior to a Change in Control (the “Covered Period”). As under the 2015 Agreements, the specified severance benefit is equal to two times the executive’s highest total annual cash compensation in any of the three calendar years immediately preceding the date of the executive’s date of termination. The severance benefit is payable in a lump sum within sixty days following the termination, subject to execution of a waiver and release of claims in favor of the Company and the Bank or their successor.

Also on September 7, 2021, the Bank entered into a Change in Control Agreement with Vice President Christopher L. Caldwell. The terms of that Agreement, including the Change in Control benefit to be paid and the duration of the Covered Period, are substantively the same as the terms of the A&R Agreements for Ms. Austin and Ms. Bonvechio.

The material changes to the 2015 Agreements, are briefly summarized below.

•	Change in Control Definition. The definition of Change in Control has been conformed more closely to the definition of change in control under Internal Revenue Code section 409A.

•	Cause Definition. The definition of “Cause” has been expanded to include the issuance of a prohibition order against the executive by a bank regulatory agency. In addition, the revised definition of Cause now requires written notice to the executive and a cure period of at least 30 days.

•	Term of the Agreement. A proviso has been added in section 2 to prevent termination of employment (non-renewal) on 30 days’ notice during the protected 120 day period prior to a Change in Control.

•	Timing of CIC Payment. In order to avoid a possible issue under Section 409A, section 3(a) of the Agreements provide that the lump sum payment of the Change in Control payment will be made within 60 days of the employee’s termination of employment during the Covered Period, but if the 60 day period spans two calendar years, the payment will be made in the second year.

•	Section 280G/4999 Benefit Reduction (Excess Parachute Payment). Section 4 of the Agreements provides that the benefit reduction calculation will be performed by a professional consultant acceptable to the employee, at the Bank’s expense.

•	Elimination of References to Disability and Retirement. Section 6 of the Agreement eliminates references to termination due to disability or retirement, as those termination events are not relevant to a termination linked to a Change in Control.

•	Separation from Service. Section 14 (b) of the Agreements provides that if any part of the Change in Control benefit would constitute deferred compensation under section 409A, the executive’s termination must constitute a “Separation from Service” within the meaning of Code Section 409A.

The foregoing summary of the Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreements filed as Exhibits 10.1, 10.2 and 10.3 to this Report and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following Exhibits are filed herewith:

Exhibit 10.1	Amended and Restated Change in Control Agreement, dated as of September 7, 2021, among the Company, Community National Bank and President and CEO Kathryn M. Austin.

Exhibit 10.2	Amended and Restated Change in Control Agreement, dated as of September 7, 2021, among the Company, Community National Bank and Secretary and Treasurer Louise M. Bonvechio.

Exhibit 10.3	Change in Control Agreement, dated as of September 7, 2021, among the Company, Community National Bank and Vice President Christopher L. Caldwell.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: September 7, 2021	/s/ Kathryn M. Austin
Kathryn M. Austin, President &
Chief Executive Officer

3